Exhibit 99.1

MAM Software Group Announces Increase to Share Repurchase Program

Tankersley Barnsley, England, September 28, 2012 /PRNewswire-FirstCall/ -- MAM Software Group, Inc. (OTC Bulletin Board: MAMS), a leading provider of business automation and ecommerce solutions for the automotive aftermarket, announced that its Board of Directors has authorized an increase in its previously announced stock repurchase plan. The initial plan, which was announced on March 5, 2012, authorized the Company to repurchase up to $1,000,000 of its common stock, which was amended by the Board on May 18, 2012, with an additional increase of $1,000,000, and which was further amended on June 22, 2012, with an additional increase of $2,000,000. The amended plan, which is effective September 28, 2012, authorizes the repurchase of an additional $2,000,000 of the Company’s common stock, for a total of $6,000,000 under the plan. Consistent with the original authorization provided by the Board, stock repurchases may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors, including price, MAM’s cash balances, general business and market conditions, the dilutive effects of share-based incentive plans, alternative investment opportunities and working capital needs. The stock repurchase authorization, which does not require the Company to purchase any specific or minimum number of shares, does not have an expiration date and may be suspended or terminated at any time without prior notice. Repurchased shares will be returned to the status of authorized but un-issued shares of common stock.

As of September 28, 2012, the Company had approximately 13,983,007 shares of common stock outstanding.

About MAM Software Group, Inc.

MAM Software Group, Inc. (OTC Bulletin Board: MAMS) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit http://www.mamsoftwaregroup.com/.

This press release contains forward-looking statements regarding the Company’s working capital and future repurchases of the Company’s common stock. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expectations or that may cause the Company not to make share repurchases as currently anticipated, including alternative uses of cash, future competing investment opportunities, general economic, business, and market conditions, and other risks and uncertainties that may adversely impact our business. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp,

Executive Vice President and Chief Financial Officer

610-336-9045 ext. 240

Maple Park, Maple Court

Tankersley, S75 3DP UK

Tel : +44 (0) 1244 311794